Response to Item 77Q2

Eaton Vance Municipal Income 2028 Term Trust
During the period, filings required to be made on Form 4 for Thomas E. Faust Jr. for transactions occurring on August 18, 2014, August 19, 2014, August 20, 2014,
August 22, 2014 and September 2, 2014, respectively, were not filed until September 11, 2014 and therefore were filed in an untimely manner.